SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

March 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$182,045
Class B	$999
Class C	$5,125
Class F1	$8,428
Class F2	$7,141
Total	$203,738
Class 529-A	$9,344
Class 529-B	$97
Class 529-C	$1,428
Class 529-E	$423
Class 529-F1	$842
Class R-1	$253
Class R-2	$4,501
Class R-3	$7,719
Class R-4	$8,016
Class R-5	$7,046
Class R-6	$14,371
Total	$54,040

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5410
Class B	$0.1900
Class C	$0.2489
Class F1	$0.5506
Class F2	$0.6786
Class 529-A	$0.5301
Class 529-B	$0.1359
Class 529-C	$0.2417
Class 529-E	$0.4349
Class 529-F1	$0.6090
Class R-1	$0.2653
Class R-2	$0.2682
Class R-3	$0.4393
Class R-4	$0.5727
Class R-5	$0.6891
Class R-6	$0.7084

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	339,696
Class B	4,784
Class C	20,608
Class F1	16,307
Class F2	11,712
Total	393,107
Class 529-A	18,069
Class 529-B	646
Class 529-C	5,949
Class 529-E	991
Class 529-F1	1,456
Class R-1	915
Class R-2	16,670
Class R-3	17,805
Class R-4	14,232
Class R-5	10,775
Class R-6	22,343
Total	109,851

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$43.54
Class B	$41.16
Class C	$40.70
Class F1	$43.17
Class F2	$43.58
Class 529-A	$43.26
Class 529-B	$41.59
Class 529-C	$41.37
Class 529-E	$42.67
Class 529-F1	$43.34
Class R-1	$41.59
Class R-2	$41.58
Class R-3	$42.60
Class R-4	$43.24
Class R-5	$43.95
Class R-6	$43.53